Exhibit 19.1
INSIDER TRADING POLICY
1.0Purpose and Introduction:
To provide guidelines with respect to transactions in the securities of Amentum Holdings, Inc. and its subsidiaries (“Amentum” or the “Company”).
The Company has adopted this Policy to promote compliance by persons subject to this Policy with applicable laws that prohibit certain persons who are aware of material nonpublic information about a company from trading in securities of that company or providing material nonpublic information to other persons who may trade on the basis of that information.
In addition to the requirements of this Policy, persons subject to this Policy must comply with all requirements of securities laws and regulations that apply to trading in the securities of the Company. Any failure to comply with this Policy or applicable securities laws could subject persons to severe legal penalties as well as disciplinary action by the Company, up to and including termination.
2.0Applicability:
This documented information applies to all Amentum employees, including employees of all legal entities under Amentum’s exclusive control. Other corporate entities such as Joint Ventures (JVs) and Limited Liability Companies (LLCs) should refer to their respective operating agreements and governing documents to determine the applicability of Amentum policies and procedures.
2.1Exclusions: None
3.0Policy
3.1Scope and Responsibility.
3.1.1Persons Subject to This Policy. This Policy applies to all directors, officers and employees of the Company. This Policy also applies to Family Members and Controlled Entities (each as defined below), in addition to any contractors and consultants who have access to material nonpublic information concerning the Company or any other company with respect to which such persons possess material nonpublic information obtained in the course of their service with the Company and its predecessors (including, but not limited to, the Company’s customers, suppliers, contractors and joint venture partners or other counterparties).
3.1.2Transactions Subject to This Policy. This Policy applies to transactions in Amentum securities, including the Company’s common stock, options to purchase common stock or any other type of securities that the Company may issue, including (but not limited to) preferred stock, bonds, convertible debentures and warrants, as well as derivative securities that are not issued by the Company, such as put or call options or swaps relating to Amentum securities. This Policy also applies to all transactions involving the securities of other companies as to which you possess material nonpublic information obtained in the course of your service with the Company and its predecessors (including, but not limited to, the Company’s customers, suppliers, contractors and joint venture partners or other counterparties).
3.1.3Individual Responsibility. Each individual subject to this Policy is responsible for making sure that such individual complies with this Policy and that any of their Family Members or Controlled Entities whose transactions are subject to this Policy also comply with this Policy. In all cases, the responsibility for determining whether an individual is aware of material nonpublic information rests with that individual. Any action or guidance on the part of the Company, a Securities Compliance Officer (as defined below) or any other employee or director (pursuant to this Policy or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. Compliance with this Policy is not a substitute for your compliance with applicable securities laws and regulations. Appropriate judgment should be exercised in connection with all securities trading.
3.2Trading Regulations.
3.2.1What is “Material” Information? Information is material, whether positive or negative, if there is a substantial likelihood that a reasonable investor would consider it important in making an investment or voting decision regarding the purchase or sale of securities or other financial instruments or would view the information as significantly altering the total mix of information in the marketplace about the issuer of the security or other financial instrument. Any information that could reasonably be expected to affect the price of the security is material, including information that a material event is likely to happen in the future. While it is not possible to list all types of material information, common examples of potentially material information include:
3.2.1.1Earnings forecasts or unpublished financial or operating results
3.2.1.2Proposed stock buybacks, dividends, changes to dividend policies, stock splits or new equity/debt offerings
3.2.1.3News of possible or planned mergers, acquisitions, tender offers, joint ventures or purchases or sales of significant assets
3.2.1.4Award or cancellation of a significant project or contract
3.2.1.5Development of a significant new business, process, product or service
3.2.1.6A change in senior management or the departure of a director
3.2.1.7Significant bank borrowings or other financing transactions out of the ordinary course
3.2.1.8Status changes or material developments in significant litigation or regulatory proceedings or enforcement actions
3.2.1.9Cybersecurity or data security incidents
3.2.1.10Upcoming media reports or articles that contain material nonpublic information about the Company
Please note that a matter or event may be considered “material” for the purposes of this Policy even if the event is not required to be disclosed by the Company on a Form 8-K filing with the Securities and Exchange Commission. Questions about whether information or knowledge constitutes material information should be directed to the Company’s secretary (the “Secretary”) or another individual at the Vice President level or above designated by the Secretary (each, a “Securities Compliance Officer”). A good rule of thumb: When in doubt, do not trade.
3.2.2What Is “Nonpublic” Information? Information is nonpublic if it is not generally known or available to the public. Information is considered to be available to the public only when it has been released broadly to the marketplace (such as by a press release or a filing with the Securities and Exchange Commission) and the investing public has had time to absorb the information fully. For purposes of securities trading, information is generally considered nonpublic until the end of the first full trading day after the information is released. For example, if the information is released pre-market on Tuesday, the information will be considered public when the market opens on Wednesday, but if the information is released after market close on a Tuesday, the information will be considered public when the market opens on Thursday.

3.2.3Prohibited Transactions. If you are aware of material nonpublic information, you are subject to the following obligations and may not assist another to engage in the following:
3.2.3.1You may not purchase, sell or otherwise transact in any of the securities of Amentum or any other company about which you are aware of material nonpublic information (including, but not limited to, Jacobs Solutions Inc. and its other affiliates and companies with which Amentum has a commercial or other business relationship) that was obtained in the course of your service with the Company or its predecessors, either for your own account or a third-party account, regardless of whether the material nonpublic information would be the basis of the trade.
3.2.3.1.1This restriction does not apply to the vesting or settlement of (a) restricted stock units, performance stock units or other awards or the vesting or exercise of stock options, in each case, granted under the Company’s equity incentive plans and arrangements (“Awards”), (b) a decision to defer the settlement of an Award, or (c) the exercise of a tax withholding right pursuant to which you elect to have Amentum shares withheld to satisfy tax withholding requirements resulting from the vesting or settlement of Awards. However, you may not sell any Amentum shares acquired upon the vesting or settlement of Awards (including a sale as part of a broker-assisted cashless exercise of an option) except in compliance with this Policy. This Policy does not apply to any purchases of Amentum securities resulting from your periodic wage withholding contributions which are used to purchase Amentum securities pursuant to your advance instructions under a Company employee stock purchase plan (an “ESPP”), but it does apply to your election to participate in, or any alteration of your instructions under, such ESPP and sales of Amentum securities purchased pursuant to such ESPP.
3.2.3.1.2Except to the extent provided in Section 3.7 with respect to members of the Pre-Clearance Group (as defined below), bona fide gifts of securities are not transactions subject to this Policy, unless when making the gift the donor had reason to believe the recipient intended to sell the securities while the donor was aware of material nonpublic information about the security or issuer of such security.
3.2.3.1.3You may not give or provide material nonpublic information to anyone, other than for legitimate corporate purposes.
3.2.3.1.4Likewise, you are not permitted to recommend to another person (“tip”) the purchase, sale or holding of securities on the basis of material nonpublic information, or to induce another person to do so in any other way.
3.2.3.1.5If you are aware of material nonpublic information when your employment or other relationship with the Company terminates, you will continue to be subject to the restrictions in this Section 3.3 until that information has become public or is no longer material.
3.2.4Transactions by Family Members and Others. This Policy applies to your family members who reside with you or who are your dependents (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household and any family members who do not live in your household but whose transactions in Amentum securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Amentum securities (collectively referred to as “Family Members”). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Amentum securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members.
3.2.5Transactions by Entities that You Influence or Control. Subject to Section 3.8.6, this Policy applies to any entities that you influence or control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”). Subject to Section 3.8.6, transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.
3.2.6Blackout Periods. In order to avoid even an unintentional violation – or the mere appearance of a violation – of the applicable securities laws or regulations, the following limitations on trading in Amentum securities also apply:
3.2.6.1Quarterly Blackout Periods. If your position in the Company is listed on the attached Schedule 1, then neither you nor your Family Members or Controlled Entities may purchase or sell Amentum securities during the period beginning 15 calendar days before the end of each fiscal quarter and ending after the end of the first full trading day following the release of the Company’s earnings for that quarter. For example, if the earnings are released pre-market on Tuesday, the blackout period will end when the market opens on Wednesday, but if earnings are released after market close on a Tuesday, the blackout period will end when the market opens on Thursday.
3.2.6.2Event-Specific Blackout Periods. From time to time, an event or potential event may arise that is material to the Company and is known by a limited number of directors, executives and other employees. So long as the event or potential event remains material and nonpublic, the persons who are aware of the event or potential event, and others that a Securities Compliance Officer may designate, as well as their Family Members and Controlled Entities, may not purchase or sell Amentum securities. When such event-specific blackout periods occur, those subject to it will be notified by the Company. The existence of an event-specific blackout period will not otherwise be announced, and those subject to it or otherwise aware of it should not disclose it to others. Any failure of the Company to designate a person as being subject to an event-specific blackout period or to notify a person of such designation will not relieve that person of the obligation not to purchase or sell while aware of material nonpublic information.
3.2.6.3No Safe Harbor. The existence of blackout periods should not be considered a safe harbor for trading during other periods and does not constitute a legal right to trade in the Company’s securities in periods outside of any applicable blackout period.
3.2.7Pre-Clearance. Persons in the “Pre-Clearance Group” may not engage in any transaction involving Amentum securities (including a stock plan transaction such as an option exercise or a gift, loan, contribution to a trust or any other transfer) without first obtaining preclearance of the transaction from a Securities Compliance Officer. The Pre-Clearance Group consists of (a) members of the Board of Directors of the Company; (b) persons designated as “executive officers;” (c) persons designated by the Secretary and notified in writing from time to time as members of the Pre-Clearance Group who, by virtue of their position, are likely to have access to material nonpublic information about the Company and (d) such persons’ Family Members and Controlled Entities. The Secretary has the sole discretion to decide whether to clear transactions by any other Securities Compliance Officer or the Chief Executive Officer or other persons or entities subject to this Policy as a result of their relationship with them. In the event the Secretary desires to obtain pre-clearance of a transaction, the Chief Financial Officer or his or her designee will serve as the Securities Compliance Officer for that pre-clearance. The Chief Financial Officer has the sole discretion to decide whether to clear transactions by the Secretary or any other person or entity that is subject to this Policy as a result of his, her or its relationship with the Secretary. A request for pre-clearance should be submitted to a Securities Compliance Officer at least two business days in advance of the proposed transaction, providing information on the identity of the person requesting pre-clearance, the type of proposed transaction, the proposed date of the transaction and the number of shares or other securities to be involved. Clearance of a transaction is valid only for a five business-day period. If the transaction order is not placed within that five business-day period, clearance of the transaction must be requested again. Any person who has requested pre-clearance may not disclose the approval or denial of the request to any other person, except if such pre-clearance relates to a Controlled Entity, approval or denial may be disclosed to such Controlled Entity’s shareholders, partners, representatives and advisors, including legal counsel.
None of the Company, the Securities Compliance Officers or any other Company personnel will have any liability for any delay in reviewing, or refusal of, a request for pre-clearance submitted pursuant to this Section 3.7. Notwithstanding any pre-clearance of a transaction pursuant to this Section 3.7, none of the Company, the Securities Compliance Officers or any other Company personnel assumes any liability for the legality or consequences of such transaction to the person engaging in such transaction.
3.2.8Additional Guidance. The Company considers it improper and inappropriate for those employed by or associated with the Company to engage in speculative transactions in Amentum securities or in other transactions in Amentum securities that may lead to inadvertent violations of the insider trading laws. Accordingly, the Company has adopted the following policies regarding certain transactions involving Amentum securities:
3.2.8.1Short Sales. Short sales of Amentum securities evidence an expectation on the part of the seller that the securities will decline in value and may signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of Amentum securities are prohibited by this Policy. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales.
3.2.8.2Publicly Traded Options. A transaction in options is, in effect, a bet on the short-term movement of Amentum securities and therefore creates the appearance that you are trading based on material nonpublic information. Transactions in options may also focus your attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions involving Amentum securities in puts, calls and other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy. The foregoing does not apply to any options or other derivative securities that are granted to you by the Company or its affiliates as compensation.

3.2.8.3Margin Accounts and Pledges. Securities held in a margin account or pledged as collateral for a loan may be sold without your consent by the broker if you fail to meet a margin call or by the lender in foreclosure if you default on the loan. You are prohibited from holding Amentum securities in a margin account or pledging Amentum securities as collateral for a loan because a margin or foreclosure sale may occur at a time when you are aware of material nonpublic information or otherwise are not permitted to trade in Amentum securities by this Policy.
3.2.8.4Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars, prepaid variable forward sale contracts, equity swaps and exchange funds, allow an individual to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the individual to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the individual may no longer have the same objectives as the Company’s other stockholders. Therefore, you are prohibited from engaging in such transactions with Amentum securities.
3.2.8.5Frequent Trading. Speculation in Amentum securities raises the appearance that trading may be motivated by material nonpublic information. Consequently, frequent trading in and out of Amentum securities is strongly discouraged.
3.2.8.6Notwithstanding anything to the contrary in this Policy, the prohibitions in Section 3.8.3 shall not apply to any Sponsor Stockholder (as defined in the Company’s Certificate of Incorporation), nor shall any actions by any Sponsor Stockholder which would otherwise be prohibited by Section 3.8.3 be attributable to any individual subject to this Policy who may influence or control any such Sponsor Stockholder.
3.3Rule 10b5-1 Trading Plans. Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a written plan for transactions in Amentum securities that meets certain conditions specified in Rule 10b5-1 (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Amentum securities may be purchased or sold under the plan without regard to certain insider trading restrictions. To comply with this Policy, a Rule 10b5-l Plan must be pre-cleared by a Securities Compliance Officer and meet the requirements of Rule 10b5-1 and the Company’s “Guidelines for Rule 10b5-1 Plans,” which may be obtained from a Securities Compliance Officer. In general, a Rule 10b5-l Plan must be entered into in good faith outside of a blackout period and at a time when the person entering into the plan is not aware of material nonpublic information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade and must act in good faith with respect to the plan. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.
Any Rule 10b5-l Plan, modification and/or termination of a plan must be submitted for pre-clearance at least five business days prior to the entry into the Rule 10b5-l Plan or modification or termination of a plan. Note that any modification or change to the amount, price or timing of the purchase or sale of Company securities pursuant to a Rule 10b5-1 Plan is considered termination of such plan and the adoption of a new Rule 10b5-1 Plan. No further pre-clearance of transactions conducted pursuant to the Rule 10b5-l Plan will be required.
3.4Compliance with Section 16 of the Securities Exchange Act.

3.4.1Obligations under Section 16. Section 16 of the Securities Exchange Act of 1934, as amended, and the related rules and regulations set forth (i) reporting obligations, (ii) disgorgement of profits on “short-swing” transactions and (iii) prohibitions on short sales and other transactions applicable to directors, officers and any person who beneficially owns 10% or more of the Company’s outstanding common stock. The Company has provided, or will provide, memoranda and other materials addressing these matters.
3.4.2Notification Requirements to Facilitate Section 16 Reporting. To facilitate timely reporting of transactions pursuant to Section 16 requirements, each person subject to Section 16 reporting requirements must provide, or must ensure that such reporting person’s broker provides, the Company with detailed information (e.g., trade date, number of shares, exact price, etc.) regarding such reporting person’s transactions involving Amentum securities, including gifts, transfers, pledges and transactions pursuant to a Rule 10b5-1 Trading Plan, both prior to (to confirm compliance with pre-clearance procedures, as applicable) and promptly following execution.
3.4.3Personal Responsibility. The obligation to file Section 16 reports, and to otherwise comply with Section 16, is personal. The Company is not responsible for the failure to comply with Section 16 requirements.
3.5Company Trading. The Company will not, directly or indirectly, buy, sell or otherwise transact in Company securities while in possession of material nonpublic information related to the Company unless such trading activity complies with all applicable securities laws.
3.6Further Guidance. Your compliance with this Policy is of the utmost importance both for you and for the Company. If you have any questions about this Policy or its application to any proposed transaction, you should obtain additional guidance from the Secretary or another Securities Compliance Officer. Actions taken by the Company, the Securities Compliance Officers or any other Company personnel do not constitute legal advice, nor do they insulate you from the consequences of noncompliance with this Policy or applicable laws and regulations relating to trading in securities.
3.7Interpretation and Implementation of This Policy. The Company’s Secretary shall have the authority to interpret or update this Policy and all related policies and procedures. In particular, such interpretations or updates of this Policy as authorized by the Company’s Secretary may include departures from the terms of this Policy, to the extent consistent with the general purpose of this Policy and applicable securities laws.
4.0Records: None
5.0References:
5.1AM-ETH-PL-0001-AM, Code of Conduct
5.2Guidelines for Rule 10b5-l Plans
Adopted on September 27, 2024; Effective upon the consummation of the merger of Amentum Parent Holdings, LLC with and into the Company.
6.0Attachments:
6.1Attachment 1. Schedule 1
•All members of the Company’s Board of Directors
•All members of the Pre-Clearance Group, including all “executive officers”
•Any other officer position reporting to the Chief Executive Officer
•All Senior Vice President level positions or above

•Any Board-appointed officer of Amentum Holdings, Inc.
•All members of the Disclosure Committee
•All employees within the Company’s Investor Relations Department
•Designated members of the Finance Department who are directly involved in preparing the Company’s financial statements
•Any other employee that the Secretary may designate for purposes of this Policy
6.2Attachment 2. Frequently Asked Questions

FREQUENTLY ASKED QUESTIONS
RULE 10B5-1 TRADING PLANS
Effective September 27, 2024
EXECUTIVE SUMMARY1
A Rule 10b5-1 trading plan is a written plan that gives insiders an affirmative defense against insider trading liability. The basic principle of a Rule 10b5-1 trading plan is a quid pro quo: the insider gains significant protection from liability in exchange for giving up some control over trades. If the insider enters into a written trading plan when the insider is not aware of any material nonpublic information about the Company, and otherwise complies with the requirements of Rule 10b5-1, the insider will satisfy the requirements for an affirmative defense from liability regardless of whether the insider’s trades under the plan ultimately occur during a blackout period or around the time of significant company events or announcements.
1.What is a Rule 10b5-1 trading plan?
A Rule 10b5-1 trading plan is an agreement between a company insider and a broker giving the broker instructions to buy or sell a company’s stock based on certain criteria being met. The criteria are based on time (e.g., sell on the first trading day of each quarter), price (e.g., sell when the market price is above $10 per share), and amount (e.g., sell up to 50,000 shares). These criteria may be expressed in a variety of ways in a trading plan. Sale of shares to pay withholding taxes on vesting of restricted stock units, or to pay the exercise price and withholding taxes on the exercise of stock options, and sales of the remaining shares acquired upon the exercise of stock options, can also be covered by Rule 10b5-1 trading plans. You may enter into, modify, or terminate a plan only during an open trading window and when you are not aware of any material nonpublic information about the Company. As specified in the Amentum Insider Trading Policy, Amentum has adopted Guidelines for Rule 10b5-1 Plans (the “Guidelines”). Besides other criteria set forth herein, the Guidelines provide that the first trade under a new or modified Rule 10b5-1 trading plan can only be made after a Cooling-Off Period as follows:
•For Section 16 insiders: the later of 90 days after adoption or modification of a Rule 10b5-1 trading plan or two business days after filing the Form 10-K or Form 10-Q covering the fiscal quarter in which the Rule 10b5-1 trading plan was adopted, up to a maximum of 120 days; and
•For employees and any other persons, other than the Company: 30 days after adoption or modification of a Rule 10b5-1 trading plan.
2.Why should I consider entering into a Rule 10b5-1 trading plan?
Rule 10b5-1 trading plans are created pursuant to an SEC rule that provides an affirmative defense against claims of insider trading if the insider’s trades are made under a written trading plan that meets certain criteria. Therefore, a Rule 10b5-1 trading plan allows your planned trading in Amentum stock to take place even if you become aware of material nonpublic information about Amentum or if the Company is in a blackout period, so long as the plan meets all of the relevant criteria. A Rule 10b5-1 trading plan can add certainty to your personal investment planning by removing the uncertainty and restrictions caused by not being able to make planned trades if at the time of such proposed trade you are aware of material nonpublic information about the Company. A trading plan can also give you a powerful tool to head off scrutiny of your trading by the plaintiffs’ bar, the SEC and/or the media.
3.Does Amentum have specific criteria that my Rule 10b5-1 plan would have to satisfy?
Yes. The Guidelines outline the criteria for Rule 10b5-1 trading plans. A copy of the Guidelines is attached as Exhibit A to these FAQs.
1 As a reminder, each employee is responsible for consulting with his or her own advisors with respect to a Rule 10b5-1 trading plan and for complying with applicable securities laws and regulations and the Amentum Insider Trading Policy. Amentum and its representatives, including the Securities Compliance Officer(s), represent Amentum and not the employee.

4.What procedures must I follow to set up a Rule 10b5-1 trading plan?
Your Rule 10b5-1 trading plan must be pre-cleared by a Securities Compliance Officer (as defined in the Amentum Insider Trading Policy).
5.How can I get started on setting up a Rule 10b5-1 trading plan?
If you are interested in setting up a Rule 10b5-1 trading plan, you should first contact a Securities Compliance Officer. A Securities Compliance Officer will then coordinate with the Fidelity 10b5-1 trading plan specialists to help set up your plan. Under limited circumstances, a broker other than Fidelity may be considered for Rule 10b5-1 trading plans.
6.Can I enter into a Rule 10b5-1 trading plan before my equity awards vest? How will I know how many shares will be in my account after vesting/tax withholding?
Yes, you can enter into a Rule 10b5-1 trading plan before your equity awards vest. Fidelity and its 10b5-1 trading plan specialists can assist in drafting your plan to cover the shares that will be available in your account upon vesting and tax withholding.
7.Can I include shares to be purchased from the ESPP in my Rule 10b5-1 trading plan?
Yes, you can include shares to be purchased under the ESPP if (i) you are currently enrolled in the ESPP and (ii) agree not to change your ESPP election while those ESPP shares are subject to the Rule 10b5-1 trading plan.
8.Can I modify or terminate my Rule 10b5-1 trading plan after it is in place?
After you have entered into a Rule 10b5-1 trading plan, you can modify or terminate it only under extraordinary circumstances and after pre-clearance by a Securities Compliance Officer. Rule 10b5-1 trading plans can be entered into or modified only when you are not aware of material nonpublic information about Amentum and only during an open trading window. A Securities Compliance Officer may, in his or her sole discretion, require additional time between the termination of a Rule 10b5-1 trading plan and entering into a new plan. If you modify or change the amount, price or timing of purchases or sales underlying your existing Rule 10b5-1 trading plan or if you terminate your existing Rule 10b5-1 trading plan and enter into a new Rule 10b5-1 trading plan, you will be subject to an applicable Cooling-Off Period before the first trade under your new plan can occur.
Subject to preapproval by a Securities Compliance Officer, individuals may have up to two 10b5-1 trading plans at a time that cover different time periods if trading under the later commencing plan is not scheduled to begin until after all trades are completed under, or the termination of, the earlier commencing plan. If the earlier commencing plan is terminated early, trading under the later commencing plan may not begin until the applicable Cooling-Off Period has run from the termination date of the earlier commencing plan.
9.What happens if I buy or sell Amentum stock outside of a Rule 10b5-1 trading plan while I have a current plan in place?
Trades outside of a Rule 10b5-1 plan will not receive the benefits of trades under such a plan (i.e., an affirmative defense against insider trading claims). Trades outside of a plan might also cancel the benefits of trades under the plan if the non-plan trades reduced or eliminated the economic consequences of the trades under the plan (e.g., offsetting transactions). For example, assume a person has in place a Rule 10b5-1 trading plan to sell 500 shares on the first trading day of each calendar quarter. A few months into the plan, the person learns that the company will soon make a very positive public announcement. Two days after the announcement is made and when the person is not aware of any other material nonpublic information about the Company, the person purchases 500 shares at the same time 500 shares are to be sold under the trading plan. Under this scenario, the plan’s sales may lose the protection of the affirmative defense because the non-plan purchases will be viewed as a hedge against the plan’s sales.
SECTION 16 INSIDERS ONLY
1.Will my Rule 10b5-1 trading plan be publicly disclosed?
If you are a Section 16 insider, your Form 4 filing will note that the trades occurred under a Rule 10b5-1 trading plan and the date the plan was adopted. Similar disclosure must be made on Form 144 filings. The notation in these filings lets the market know why transactions are occurring during a blackout period and will strengthen the affirmative defense provided by the plan. The Company will also need to disclose in its quarterly report on Form 10-Q and annual report on Form 10-K whether any Section 16 insider adopted, modified or terminated a Rule 10b5-1 trading plan during the covered quarter, and the aggregate amount of securities subject to such plan.
2.Does a Rule 10b5-1 trading plan protect insiders against short-swing profit liability under Section 16?
No. Rule 10b5-1 trading plans are designed to provide a defense only against charges of insider trading. They do not affect the liability to which Section 16 insiders are subject for engaging in shortswing trades (i.e., non-exempt purchases and sales within six months of each other). The Rule 10b5-1 trading plan will provide that the broker will notify us of the transactions so that we may assist you with your Form 4 filings.
Note that Section 16 officers are subject to certain stock ownership guidelines. A 10b5-1 trading plan must comply with the stock ownership guidelines.2

2 Certain executive officers are expected to acquire and maintain ownership of shares of Amentum stock equal in value to a multiple of his or her base salary.

6.3Attachment 3. Exhibit A - Guidelines for Rule 10b5-1 Trading Plans
As specified in the Amentum Insider Trading Policy, a Rule 10b5-1 trading plan must be precleared by a designated Securities Compliance Officer and meet the requirements of Rule 10b5-1. In addition, a Rule 10b5-1 trading plan must meet the requirements of these guidelines. Any Rule 10b5-1 trading plan must be submitted for review at least five business days prior to the entry into the plan.
The following guidelines apply to all Rule 10b5-1 trading plans:
•You may not enter into or modify a Rule 10b5-1 trading plan during any quarterly or event specific blackout period or while you are aware of material nonpublic information about the Company.
•Generally, you may enter into a Rule 10b5-1 trading plan only with Fidelity. Under limited circumstances, a broker other than Fidelity may be considered for Rule 10b5-1 trading plans.
•You may not commence trading under a Rule 10b5-1 trading plan until after the applicable Cooling-Off Period.
•For Section 16 insiders, the Rule 10b5-1 trading plan shall include a representation that the Section 16 insider is (1) not aware of any material nonpublic information about the Company or its securities; and (2) adopting the Rule 10b5-1 trading plan in good faith and not as part of a plan or scheme to evade Rule 10b-5.
•Any modification or termination of a Rule 10b5-1 trading plan must be pre-cleared by a Securities Compliance Officer.
•If you modify a Rule 10b5-1 trading plan and such modifications change the amount, price, or timing of the purchase or sale of the securities underlying the Plan, you must wait until after the applicable Cooling-Off Period to resume trading.
•If you terminate a Rule 10b5-1 trading plan, you must wait until after the applicable Cooling-Off Period to resume trading under a Rule 10b5-1 Plan and at least 30 days before trading outside of a Rule 10b5-1 trading plan (subject to the blackout and other restrictions of the Policy on Securities Trading). A Securities Compliance Officer may, in his or her sole discretion, require additional time between the termination of a Rule 10b5-1 trading plan and entering into a new plan.
•You agree to disclosure of the Rule 10b5-1 trading plan and the transactions thereunder if and as required by the Company and applicable securities laws and regulations.
•The Rule 10b5-1 trading plan must provide for the suspension of all transactions under the plan in the event that the Company, in its sole discretion, deems such suspension necessary and advisable, including suspensions necessary to comply with trading restrictions imposed in connection with any lockup agreement required in connection with a securities issuance transaction or other similar events.
•You may not adopt more than one Rule 10b5-1 trading plan at a time except under the limited circumstances permitted by Rule 10b5-1 and subject to preapproval by a Securities Compliance Officer.
•Any Rule 10b5-1 trading plan must either (1) specify the amounts, prices, and dates of all transactions under the plan or (2) provide a written formula, algorithm, or computer program for determining the amount, price, and date of the transactions, and prohibit you from exercising any subsequent influence over the transactions.
•If shares to be purchased under the ESPP are included in the Rule 10b5-1 trading plan, you must agree to not change your ESPP election while those ESPP shares are subject to the Rule 10b5-1 trading plan.
The Company reserves the right to withhold pre-clearance of any Rule 10b5-1 trading plan, modification, deviation or termination based on a Securities Compliance Officer’s determination, including if it believes the plan:
•Fails to comply with Rule 10b5-1.
•Exposes the Company or you to liability under any other applicable state or federal rule, regulation or law.
•Creates any appearance of impropriety.
•Fails to meet the Guidelines.

•Otherwise fails to satisfy review by a Securities Compliance Officer for any reason.
Neither the Company nor any of the Company’s officers, partners or other representatives, shall be deemed, solely by their pre-clearance of a Rule 10b5-1 trading plan, to have represented that any plan complies with Rule 10b5-1 or to have assumed any liability or responsibility to you or any other party if such plan fails to comply with the Rule 10b5-1.
The Company’s Secretary is authorized to develop, after the date hereof, further guidelines for individual Rule 10b5-1 trading plans, or to modify, amend, supplement, delete or otherwise change these guidelines, as he or she deems, in his or her sole discretion, necessary or appropriate in order to further the purpose of these guidelines.